Exhibit 10.19

RAVENSTOCK MSG LTD

STATEMENT OF PARTICULARS OF EMPLOYMENT

REGIONAL DIRECTOR

This statement dated 17th July 2007 sets out details of the main terms of your employment with Ravenstock MSG Ltd, of Collins House, 32-38 Station Road, Gerards Cross, Bucks SL9 8EL which are required to be given to you under the Employment Rights Act 1996.

Employee:

Ronald Halchishak

Collective Agreements:

There are no Collective Agreements affecting the terms of your employment.

Changes to Terms of Employment:

Any changes or amendments to the terms of your employment will be confirmed to you in writing within one month of them taking effect.

Employee Handbook:

The Employee Handbook is available for you to consult at the above address.

Commencement of Employment:

Your employment commenced on July 17, 2007.

Continuous Employment:

Your continuous employment commenced on July 17, 2007.

Job Title:

The title of the job which you are employed to do is: Managing Director – Ravenstock MSG Limited.

The Company may amend your duties from time to time, and, in addition to your normal duties you may from time to time be required to undertake additional or other duties as necessary to meet the needs of the business.

Other Employment:

It is a condition of your employment that apart from your work within the Company, you do not engage in any other employment or engage in any profession, trade or business, directly or indirectly, without the Company’s express prior consent.

Permission will not be unreasonably withheld unless the other employment or activity has, or could be anticipated to have an adverse effect on the Company, it’s customers, your ability to carry out your work, or if it would create a conflict of interests in relation to your responsibilities to the Company.

Place of Work:

You are based at the Corporate Office in Middlesbrough, however, the nature of your employment requires you to frequently travel within a 350 mile radius of this address, to meet the needs of the business.

The Company shall be entitled to alter your usual place of work to any other place within the United Kingdom.

Third Party Agreement:

Your employment with the Company may in some circumstances be conditional on the approval of third parties, on whose premises you either work from or whom you collect deliveries etc. If the third party withdraws permission for you to be at their site, the Company will consider all alternative arrangements that can be made in order to allow your continued employment by the Company. If, however, in the sole opinion of the Company, no alternative arrangements can be made, the Company reserves the right to terminate your employment.

Pay:

Your salary is £115,000 per year, payable at monthly intervals, by credit transfer, in arrears.

Commission Scheme:

You will be eligible to participate in a bonus plan for the second half of 2007 as set forth in Exhibit A attached hereto. From July 17, 2007 and continuing until December 31, 2007, or until revised, you will participate in the Variable Compensation Plan set forth in Exhibit B attached hereto (the “Variable Compensation Plan”).

Hours of Work:

Your normal hours of work are those necessary to carry out your duties to the Company’s satisfaction, to include a minimum of 40 hours Monday to Friday.

You are entitled to a daily unpaid meal break.

Overtime is not paid.

48 Hour Opt Out:

You agree to work such hours, including such hours in excess of 48 hours, over any seven day period, as is required to carry out your duties.

In the event that you wish to withdraw from this agreement you undertake to give three months’ written notice to that effect.

Annual Holidays:

The holiday year runs from 1st January to 31st December.

Your annual holiday entitlement in any holiday year is 23 days.

Part-time employees annual holiday entitlement accrues on a pro-rata basis.

Employees will be paid at their normal rate of pay in respect of periods of annual holiday.

In the event of termination of employment, employees will be entitled to holiday pay calculated on a pro-rata basis in respect of all annual holiday already accrued but not taken at the date of termination of employment.

If on termination of employment an employee has taken more annual holiday entitlement than he or she has accrued in that holiday year, an appropriate deduction will be made from the employee’s final payment.

Employees are permitted to carry over a maximum 3 days from their accrued holiday entitlement into the next holiday year. Holidays that are carried forward must be used by 31st March in the following year.

All periods of annual holiday must be authorised in advance by management. Employees must not make firm annual holiday arrangements prior to receiving confirmation from management that their request has been authorised.

No more than two weeks of annual holiday entitlement can normally be taken at one time. In exceptional circumstances employees may be permitted to take annual holiday in excess of two weeks at the sole discretion of management.

Employees are required to submit completed Holiday Request Forms to Management as soon as possible, giving a minimum of two weeks’ notice in respect of leave of up to one week, and four week’s notice in respect of leave of over one week, prior to the requested annual holiday start date.

Employees who take unauthorised annual holiday will be subject to disciplinary action.

Public Holidays:

Employees are entitled to eight public holidays each year, and will be advised of the relevant dates as early as possible. The public holidays which are recognised are as follows:

New Year’s Day	Good Friday	Easter Monday
May Day	Spring Bank Holiday Monday	Late Summer Monday
Christmas Day	Boxing Day

Employees should note that these public holidays are in addition to their annual holiday entitlement.

Employees who work part-time are entitled to public holidays on a pro rata basis. Where the Company closes on a public holiday, and the employee has exhausted their pro-rata public holiday entitlement, the employees will not be paid for this day. If the employee wishes to be paid for this day, the employee should take this time from his or her annual holiday entitlement, or arrange to work on an alternative day, in accordance with the needs of the business.

Where a recognised public holiday falls on a Saturday or a Sunday, alternative dates will be substituted for these. Employees will be advised of these as early as possible.

Employees may be required to work during recognised public holidays, depending on the needs of the business. Employees will be given as much notice as possible of such a requirement.

An employee who has been required to work on a public holiday, but who has failed to do so because of sickness, will not be entitled to pay in respect of that day unless he or she submits a medical certificate completed by a medical practitioner.

Employees who are required to work on a recognised public holiday will be entitled to receive double their normal hourly rate of pay or the equivalent time off in lieu for the hours worked.

Where employees receive annual holiday entitlement, including public holidays, in excess of the statutory minimum, the Company will withhold payment of the public holiday in respect of employees who take unauthorised time off on the day before or after the public holiday.

Sick Pay:

If you are absent from work because of sickness or injury you will be entitled to Company Sick Pay of up to three days full pay, provided you meet the qualifying conditions.

The rules relating to the notification of and payment in respect of absence because of sickness or injury are set out in the Employee Handbook.

The Company reserves the right to request you see an Independent medical examiner.

Pension:

The Company operates a contributory pension scheme, which you are entitled to join after three months continuous employment.

You are required to contribute a minimum of 2.5% of gross salary per annum. The Company will contribute 5% gross salary per annum.

A contracting-out certificate is not in force in respect of this employment.

Further details are available form management.

Notice:

The Company reserves the right to make payment in lieu of notice.

Disciplinary Rules and Procedure:

The Disciplinary Rules applicable to you are set out in the Employee Handbook. You are strongly advised to read them.

If, following any disciplinary procedure, a complaint against you is upheld, the Company reserves the right to take one or both of the following actions instead of a first or final warning or dismissal with or without notice:-

•

Removal of privileges: the Company may remove any responsibilities and/or privileges connected with your employment (and any additional salary payable in respect of those responsibilities) by notice in writing giving details of any consequential changes to your terms and conditions of employment. In particular the notice will give details of any reduction to your salary and/or any loss of benefits and/or privileges consequent upon such demotion.

•	Suspension: the Company may suspend you from work with or without pay for up to 5 days, by notice in writing to this effect. Such notice will specify the dates of your suspension and conditions applicable to your suspension.

Appeal Procedure:

If you are dissatisfied with any disciplinary decision taken in respect of you, you may appeal to a Director. Further details of the Appeal Procedure are set out in the Employee Handbook.

Grievance Procedure:

If you have a grievance relating to your employment, you should in the first instance raise this with a Director. If the grievance is not resolved to your satisfaction you should refer to the Grievance Procedure set out in the Employee Handbook.

Uniforms:

It is a condition of employment that employees wear the uniform and protective clothing specified by the Company at all times in the course of employment, including personal protective clothing.

The Company will supply employees with the appropriate protective clothing and/or uniform at the Company’s expense. Employees are expected to take care of it and to maintain it in a reasonable condition. Any damage caused to this clothing as a result of the employee’s actions may result in an appropriate deduction being made from the employee’s wages.

Clothing supplied by the Company must be returned by employees at the termination of employment. The Company reserves the right to deduct the cost of any clothing that is lost, damaged or not returned from the employee’s final wage.

Company Car Allowance:

The Company operates a car allowance scheme for which you qualify.

This allowance is paid on the basis that you are personally responsible for all costs associated with the car, including purchase, maintenance and running costs.

Further details of the scheme are available from the Human Resources Department.

Driving related fines are the responsibility of the employees who incur them, whether or not incurred in the course of Company business, and must be paid immediately by the employee. If an employee fails to pay a driving related fine, the company will deduct the cost of paying this fine from the employee’s salary. In certain circumstances the Company may however pay the fine on behalf of the employee, depending on the circumstances at the time. All requests for this should be made to management, who will consider each request on an individual basis.

In circumstances where an employee is disqualified from driving, and a significant proportion or all of his or her duties require him or her to hold a valid driving licence, the Company reserves the right to terminate that employee’s employment.

Mobile Telephones:

You will be provided with a mobile telephone to assist you to perform your duties. The Company will pay the line rental and the costs of business telephone calls.

You are permitted reasonable use of the mobile telephone for personal purposes. Where an unreasonable level of personal calls are made, you will be notified of this and you will be responsible for paying the excess costs, normally by deduction from your following pay unless you agree an alternative method with the Management.

Deductions:

The Company reserves the right to deduct any outstanding monies due to the Company from the employee’s pay, or on termination of employment from the employee’s final pay. This includes any previous error or overpayment, the costs of damages or losses caused attributable to your negligence, cash shortages from the till, parking fines, the cost of personal calls on Company telephone or mobile telephones, and any other monies due to the Company during the course of employment.

Where you have entered into a training agreement with the Company, any outstanding costs detailed in the agreement will be deducted from your final pay.

Confidentiality:

During the course of your employment, you will be privy to information of a private and confidential nature concerning the Company (“Confidential Information”), including but not limited to:

i.	information relating to the names of Clients or customers; or

ii.	special pricing and discounts offered to or agreed with clients or customers; or

iii.	marketing and sales strategies; or

iv.	planned new services; or

v.	any financial dealings; or

vi.	any business transactions or dealings; or

vii.

any other information or data which you may be given or which may come to your knowledge during your employment and which you are told, or which is apparent from its nature and content, that it is regarded as Confidential Information of the Company or its Clients, customers, suppliers or sub-contractors.

Except as authorised by the Company in the ordinary course of your employment, or expressly authorised in writing by the Company, you shall not disclose such Confidential Information to any person, either in whole or in part, in detail or by way of illustration, either during your employment or afterwards. You shall not make copies of or take excerpts from any of the Company’s electronic or manual files, papers, styles, data or documents except as required in the ordinary course of your employment. You shall comply with all rules and policies of the Company regarding physical and logical security of all systems of the Company on which Confidential Information is stored. The obligations in respect of confidentiality will not apply to Confidential Information which is:

i.	now or becomes public knowledge except by breach of your obligations in respect of confidentiality; or

ii.	lawfully in the possession of the party who receives it prior to receiving it from you and which was not previously acquired either by you or that party under an obligation of confidence; or

iii.	lawfully disclosed to the party that received it by a third party without any restriction as to its use and disclosure and without breach of any obligation of confidentiality; or

iv.

required by law to be disclosed to such an extent that it is required for judicial, arbitration or determinative procedure, or by order of a court of competent jurisdiction or to any government department. In such circumstances as this sub-paragraph applies you should give three working days notice to the Company and must consult with the Company with a view to avoiding disclosure if reasonably practicable unless restrained from doing so by a court.

Restrictive Covenant:

For the purposes of this Clause, both the Company and you recognise that the Company is in business as the hirer and seller of portable accommodation, including containers and cabins, with branches throughout the United Kingdom. Because of the seniority of your position, it is expected and anticipated that you will acquire and have acquired specific Company product and service knowledge, including rates charged to Customers on a local and national basis.

For the purposes of this Clause, the following words have the meanings set out below:-

“Confidential Information”	means all and any confidential information as defined above.

“Customer”	means any person with whom the Company has, at the Termination Date or had within 12 months before the Termination Date, arrangements in place pursuant to which the Company supplies goods or services; and

with whom you have had material personal contact or dealings during the course of your employment at any time during the Relevant Period; or in relation to whom you had access to Confidential Information at any time during the Relevant Period;

“Employee”	means any person who is employed or engaged to provide services personally at the Termination Date by the Company and who, during the Relevant Period, had material contact with you; and reported to you; or had material contact with customers or suppliers of the Company or any other group company in the course of his employment; or who was a member of the Board or reported directly to a member of the Board or who was a member of the senior management team of the Company.

“Prospective Customer”	means any person to whom, within twelve months prior to the Termination Date, the Company has offered to supply goods or services, or to whom the Company has provided details of the terms on which it would or might be willing to supply goods or services, or with whom the Company has had any negotiations or discussions regarding the possible supply of goods or services; and with whom you have had personal contact or dealings in the course of your employment at any time during the Relevant Period; or in relation to whom you had access to Confidential Information at any time during the Relevant Period;

“Relevant Period”	means the period of one year ending on the Termination Date;

"Restricted Period”	means the period stated below (by reference to your length of service with the Company), immediately following the Termination Date, reduced by a period equal to the length of any Garden Leave Period imposed above;

Zero to six months’ service - One month Six to 12 months’ service - Three months One to five years’ service - Six months Over five years’ service - One year;

“Supplier”	means any person with whom the Company has, at the Termination Date or had within 12 months prior to the Termination Date, arrangements in place for the supply of goods or services to the Company on preferential terms.

You will not, without the prior consent in writing of the Company, during the Restricted Period engage in any activity or employment in the faithful performance of which it could be reasonably anticipated that you would or would be required or expected to use or disclose any Confidential Information of the Company or its Customers.

You agree that, during the Restricted Period, you will not, without the prior consent in writing of the Board, directly or indirectly, in any capacity, act in competition with the Company by:-

•	soliciting, enticing or attempting to solicit or entice away from the Company any Customer or Prospective Customer;

•	soliciting, enticing or attempting to solicit or entice away from the Company any Employee;

•	interfering with the arrangements between the Company and any Supplier.

You agree that, during the period of three months following termination of your employment (howsoever caused) you will not, without the prior consent in writing of the Board, directly or indirectly, in any capacity, on your own behalf or on behalf of any other person firm or company do business with, or otherwise deal with, any Customer or Prospective Customer.

Each of the above restrictions is separate and severable from the other. If one is unenforceable for any reason, but would be enforceable if some of its wording were deleted, it shall apply with such deletions as are necessary to make it enforceable.

For the purposes of this Section any reference to competing against or in competition with the Company shall include such competition by means or use of the internet, the world wide web or any similar electronic means.

Non-competition:

While you are employed by the Company you should not engage, either directly or by association, in any type of work connected with another business carrying out work of a similar nature to the work carried out by the Company.

Short Time Working/Temporary Lay-off:

The Company reserves the right to introduce short-time working or a period of temporary lay off without pay where this is necessary to avoid redundancies or where there is a shortage of work.

Declaration:

I understand that during the course of my employment it will be necessary for the Company to maintain personnel records in relation to my employment.

Any information held concerning my employment which is personal data and which is processed by the Company for these purposes shall be processed only in accordance with the Data Protection Act 1998.

Acknowledgement:

I acknowledge receipt of this statement. I have been shown the Employee Handbook. I confirm that I have read the statement and the Employee Handbook which set out the principal rules, policies and procedures relating to my employment.

Signed by the employee_______________________________________________________

Date_______________________________________________________________________